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EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                           OPERATIONS TO FIXED CHARGES

                     Eli Lilly and Company and Subsidiaries
                              (Dollars in millions)

                                                   Years Ended December 31,
                                 ----------------------------------------------------------
                                    2003        2002        2001        2000        1999
                                 ----------  ----------  ----------  ----------  ----------
Consolidated pretax
  income from continuing
  operations .................   $  3,261.7  $  3,457.7  $  3,506.9  $  3,858.7  $  3,245.4

Interest from continuing
  operations and other
  fixed charges ..............        121.9       140.0       253.3       225.4       213.1

Less interest capitalized
  during the period from
  continuing operations ......        (60.9)      (60.3)      (61.5)      (43.1)      (29.3)
                                 ----------  ----------  ----------  ----------  ----------

Earnings .....................   $  3,322.7  $  3,537.4  $  3,698.7  $  4,041.0  $  3,429.2
                                 ==========  ==========  ==========  ==========  ==========

Fixed charges ................   $    121.9  $    140.0  $    253.3  $    225.4  $    213.2
                                 ==========  ==========  ==========  ==========  ==========

Ratio of earnings to
  fixed charges ..............         27.3        25.3        14.6        17.9        16.1
                                 ==========  ==========  ==========  ==========  ==========